Exhibit 24.1

ALLIANT TECHSYSTEMS INC.

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel J. Murphy, Eric S. Rangen and Keith D. Ross, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of Deferred Compensation Obligations of Alliant Techsystems Inc. pursuant to the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 15th of September 2005.

/s/ Daniel J. Murphy	/s/ Frances D. Cook
Daniel J. Murphy	Frances D. Cook
Chairman of the Board,	Director
President and Chief
Executive Officer

/s/ Gilbert F. Decker	/s/ Ronald R. Fogleman
Gilbert F. Decker	Ronald R. Fogleman
Director	Director

/s/ David E. Jeremiah	/s/ Roman Martinez IV
David E. Jeremiah	Roman Martinez IV
Director	Director

/s/ Robert W. RisCassi	/s/ Michael T. Smith
Robert W. RisCassi	Michael T. Smith
Director	Director

/s/ William G. Van Dyke
William G. Van Dyke
Director